Exhibit 1

JOINT FILING AGREEMENT

In accordance with the Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including attachments thereto) with respect to the Class A common stock, par value $0.001 per share, of StepStone Group Inc., and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings. In evidence thereof, each of the undersigned hereby executes this Joint Filing Agreement as of September 18, 2020.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Dated: September 18, 2020

ARGONAUT PRIVATE EQUITY, L.L.C.	ARGONAUT HOLDINGS, L.L.C.
By: ARGONAUT PRIVATE EQUITY, L.L.C.
/s/ Frederic Dorwart	Its Manager
Frederic Dorwart
Manager	/s/ Frederic Dorwart
Frederic Dorwart
SANFORD ENERGY, INC.	Manager

/s/ Frederic Dorwart	/s/ Frederic Dorwart, Attorney-in-fact
Frederic Dorwart	GEORGE B. KAISER
President

/s/ Robert A. Waldo
ROBERT A. WALDO